Annual Statement to the Securityholders

Wachovia Asset Securitization Inc

2003-HE2

Monthly Period	June 1,2003 thorugh November 31,2003
Period	Revolving
Pool Balance		Factor per Original	Interest Distributions			Factor per 1000
Beginning	$1,241,659,982.38	0.9933015	A-I-1		$2,726,916.67	6.8172917
Ending	$1,190,513,284.47	0.952385233	A-II-1		$5,112,968.75	6.8172917
Change	$51,146,697.91	0.040916267	A-II-2		$570,916.67	5.7091667
A-I-1 Notes			Interest Rates
Beginning	$400,000,000.00	1.000000000	Group 1 WAC		4.03%
Ending	$400,000,000.00	1.000000000	Group 2 WAC		4.04%
Change	$—	0.000000000	Libor		1.19%
			Libor + 26 bps		1.45%
A-II-1 Notes			Auction Rate		1.17%
Beginning	$750,000,000.00	1.000000000	A-I-1 & A-II-1 Note Rate		1.45%
Ending	$750,000,000.00	1.000000000	A-II-2 Note Rate		1.17%
Change	$—	0.000000000
			Principal Distributions			Factor per 1000
A-II-2			A-I-1		$—	—
Beginning	$100,000,000.00	1.000000000	A-II-1		$—	—
Ending	$100,000,000.00	1.000000000	A-II-2		$—	—
Change	$—	0.000000000	Certifcate	$

Additional Balance Increase Amount			Funding Account Balance
Beginning	$—		Group 1		$18,460,360.08
Ending	$—		Group 2		$43,310,290.11
Change	$—
			Liquidation Loss Amounts
Certificate			Group 1		$(5,835.97)
Beginning	$—		Aggregate Liquidation Losses		$(42,995.65)
Ending	$—		Group 2		$(896.26)
Change	$—		Aggregate Liquidation Losses		$(17,993.10)
			Enhancer Premium		$921,875.00
Aggregate Note Balance			$1,250,000,000.00
Target Overcollateralization Amount			$15,625,000.00
Overcollateralization Amount			$2,283,934.66
Excess to Certificateholder			$1,347,882.29

Wachovia Bank, National Association as Servicer

Current	14,514	$793,905,992.45	Current		9,291	$378,104,095.73
1 - 29 Days Past Due	171	$16,843,612.81	1 - 29 Days Past Due		93	$4,543,833.02
30 - 59 Days Past Due	8	$435,326.39	30 - 59 Days Past Due		4	$91,836.44
60 - 89 Days Past Due	3	$500,340.66	60 - 89 Days Past Due		1	$14,687.82
90 - 119 Days Past Due	—	$—	90 - 119 Days Past Due		—	$—
120 - 149 Days Past Due	—	$—	120 - 149 Days Past Due			$—
150 - 179 Days Past Due	—	$—	150 - 179 Days Past Due		—	$—
180 + Days Past Due	—	$—	180 + Days Past Due		—	$—

Gross CPR (Annualized)	33.684%		Gross CPR (Annualized)		37.459%
Net CPR (Annualized)	10.237%		Net CPR (Annualized)		10.318%
Draw Rate (Annualized)	25.918%		Draw Rate (Annualized)		30.033%
WAM	225.27		WAM		221.28
Age	10.10		Age		11.68